(Firm Letterhead)
September 25, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Western Asset Short Duration High Income Fund, a series of the Legg Mason Partners Income Trust (File No. 811-04254) (the "Fund") and, under the date of September 18, 2017, we reported on the financial statements of the Fund as of and for the year ended July 31, 2017. On August 14, 2017 we resigned at the request of the Fund, upon completion of the audit of the Fund's financial statements as of and for the fiscal year ended July 31, 2017 and the issuance of our aforementioned report, dated September 18, 2017. We have read the Fund's statements included under
Item 77K of its Form N-SAR dated September 25, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund's statement that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Fund's statement that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Fund's financial statements.
Very truly yours,
(signed) KPMG LLP


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